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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
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Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                    FOR IMMEDIATE RELEASE
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                Delcath Systems Appoints New Independent Director
                                      - - -

STAMFORD, Conn., September 26, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that Harold S. Koplewicz, M.D., was elected to the Board of Directors, bringing the total number of directors to six, four of whom are independent.

Dr. Koplewicz, 53, was appointed by Governor George Pataki to the position of Executive Director of the Nathan S. Kline Institute for Psychiatric Research
(NKI), in May 2006. He is only the third person to hold this prestigious title since 1952.

Castle Connolly Medical, an extensive survey of thousands of physicians each year, and New York Magazine have repeatedly named Dr. Koplewicz as one of placecountry-regionAmerica's Top Doctors. He is a nationally renowned child and adolescent psychiatrist, who has appeared on numerous radio and television shows including NBC Today, National Public Radio, Good Morning America, LIVE with Regis and Kelly, CBS This Morning, Oprah, The View, CNN American Morning, CNN Weekend Housecalls, NBC Nightly News, ABC World News Tonight and Dateline NBC.

Dr. Koplewicz is currently the Arnold and Debbie Simon Professor of Child and Adolescent Psychiatry and the Vice Chairman of the Department of Psychiatry and Professor of Pediatrics at the New York University School of Medicine. He has served as a member of the National Board of Medical Examiners and as a commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Dr. Koplewicz was also a member of a work group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services.

"I believe Delcath's technology shows tremendous potential to advance cancer treatment. For that reason, I am honored to have been elected to the Board of Directors of Delcath Systems, Inc.," stated Dr. Koplewicz. "The promising results shown by the Phase I and II trials using Melphalan and Doxorubicin are catapulting Delcath into an exciting time and well poised to build long-term shareholder value. I plan on sharing the extraordinary benefits of the Delcath system with my



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colleagues in the medical community and am confident that as more clinician scientists are made aware of the potential of this technology, we will enroll new sites and patients in the Melphalan and Doxorubicin Phase III trials."

M.S. Koly, President and Chief Executive Officer of Delcath Systems, stated, "I am pleased with the Nominating Committee's recommendation that Dr. Koplewicz be elected to Delcath's Board of Directors. His extensive influence in the medical community and overall exposure to high-level executives at the country's premier medical facilities will assist us in creating a greater awareness of the Delcath system's advanced cancer therapy."

"We remain on track to meet our commitments to shareholders following our annual meeting and plan to add one new independent director before the end of 2006."

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the country-regionUnited States, Europe, Asia and placecountry-regionCanada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Delcath undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, President and Chief Executive Officer, (203) 323-8668.

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